                                 EXHIBIT (d)(4)

                Sub-Advisory Agreement between Branch Banking and
                     Trust Company and Federated Investment
                       Management Company dated October 9,
                     2001, including Schedules 1, 2, and 3,
                               is filed herewith.

                        INVESTMENT SUB-ADVISORY AGREEMENT


This Subadvisory Agreement (this "Agreement") is entered into as of the 9th day of October, 2001 by and between BB&T Asset Management LLC, a North Carolina limited liability company (the "Adviser"), and Federated Investment Management Company, a Delaware business trust ("FIC").

                                    RECITALS:

A. The Adviser has entered into an advisory agreement dated February 1, 2001, as amended (the "Advisory Agreement"), with BB&T Funds, a Massachusetts business trust (the "Company"), pursuant to which the Adviser provides portfolio management services to certain investment funds of the Company;

B. The Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers; and

C. The Adviser and the Board of Trustees (the "Board") of the Company desire to retain FIC to render portfolio management services in the manner and on the terms set forth in this Agreement.

                                   AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Adviser and FIC agree as follows:

SECTION 1. APPOINTMENT OF SUBADVISER.

         The Adviser hereby appoints FIC as subadviser of the investment fund of the Company set forth on Schedule 1 to this Agreement (the "Fund") and authorizes FIC, in its discretion and without prior consultation with the Adviser, to invest and manage that portion, if any, of the assets of the Fund as may be designated in writing by the Adviser to FIC from time to time in the Adviser's sole discretion (the "FIC Managed Assets"), in accordance with the Fund's stated investment objective to the fullest extent permitted by:

         (a) the Fund's investment policies, limitations, procedures and guidelines set forth in the documents listed on Schedules 2 and 3 to this Agreement;

         (b) any additional objectives, policies or guidelines established by the Adviser or by the Board that have been furnished in writing to FIC;

         (c) the provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder applicable to the Fund; and

         (d) the provisions of Subchapter M of the Internal Revenue Code ("IRC") applicable to "regulated investment companies."

         Subject to the foregoing policies, limitations, procedures, guidelines, laws or regulations and the supervision of the Adviser and the Board, the Adviser authorizes FIC to determine the structure and composition of the portfolio of securities comprising the FIC Managed Assets, including the purchase, retention and disposition of, and exercise of all rights pertaining to, any such securities.

         Any designation by Adviser of the portion of the Fund's assets that are to be invested and managed by FIC hereunder shall be made in a manner mutually acceptable to FIC and the Adviser. The portion of the Fund's assets that are to be invested and managed by FIC hereunder may be changed at any time by Adviser in its sole discretion.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

         SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF FIC

FIC represents and warrants to Adviser as follows:

         (a) FIC is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b) This Agreement constitutes the legal, valid, and binding obligation of FIC, enforceable against FIC in accordance with its terms. FIC has the absolute and unrestricted right, power, and authority to execute and deliver this and to perform its obligations under this Agreement.

         (c) Neither the execution and delivery of this Agreement by FIC nor the performance of any of its obligations hereunder will give any person the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:

                  (i)    any provision of FIC's Declaration of Trust or By-Laws;

                  (ii) any resolution adopted by the board of trustees or the shareholders of FIC;

                  (iii) any law, regulation or administrative or court order to which FIC may be subject; or

                  (iv) any contract to which FIC is a party or by which FIC may be bound.

                  FIC is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance of any obligations hereunder.

         (d) FIC has furnished to the Adviser true and complete copies of all the documents listed on Schedule 3 to this Agreement.

         SECTION 2.2 REPRESENTATIONS AND WARRANTIES OF THE ADVISER

         The Adviser represents and warrants to FIC as follows:

         (a) The Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of North Carolina.

         (b) This Agreement constitutes the legal, valid, and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms. The Adviser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (c) Neither the execution and delivery of this Agreement by the Adviser nor the performance of any of its obligations hereunder will give any person the right to prevent, delay, or otherwise interfere with the performance of such obligations pursuant to:

                  (i) any provision of the Adviser's Articles of Organization or Operating Agreement;

                  (ii) any resolution adopted by the member or the managers of the Adviser;

                  (iii) any law, regulation or administrative or court order to which the Adviser may be subject; or

                  (iv) any contract to which the Adviser is a party or by which the Adviser may be bound.

                  Except for the approval of the Board and of the Fund's shareholders as required by Section 15 of the 1940 Act, the Adviser is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the performance of any obligations hereunder.

         (d) The Adviser is a registered investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have a material adverse effect on its business.

         (e) The Adviser has furnished to FIC true and complete copies of all the documents listed on Schedule 2 to this Agreement.

SECTION 3. CONDITIONS TO AGREEMENT.

         FIC's and the Adviser's obligations under this Agreement are subject to the satisfaction of the following conditions precedent:

         (a) Receipt by FIC of a certificate of an officer of the Company stating that (i) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the trustees, who are not interested persons of FIC or the Adviser, cast in person at a meeting of the Board called for the purpose of voting on such approval, and
         (ii) this Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of the Company;

         (b) Receipt by FIC of certified copies of instructions from the Fund to its custodian designating the persons specified by FIC as "Authorized Persons" under the Fund's custody agreement;

         (c) The Fund's execution and delivery of a limited power of attorney in favor of FIC, in a form mutually agreeable to FIC, the Adviser and the Board;

         (d) Receipt by FIC of Board resolutions, certified by an officer of the Company, adopting all procedures and guidelines listed on Schedule 3 to this Agreement or any other exemptive rule or order that is or will become applicable to the Fund;

         (e) Receipt by FIC of complete copies, certified by an officer of the Company, of all other policies procedures, guidelines, and codes listed on Schedule 2 to this Agreement; and

         (f) Receipt by FIC or the Adviser, as the case may be, of any other documents, certificates or other instruments that such party may reasonably request from the other party.

SECTION 4. COMPENSATION.

                  For the services provided under this Agreement, the Adviser will pay to FIC a fee equal to the product of the applicable annual rate set forth on Schedule 1 multiplied by the average daily net asset value of the FIC Managed Assets. Such fee will accrue daily and will be paid monthly to FIC on or before the last business day of the next succeeding calendar month. If this Agreement is effective for only a portion of a month, the fee will be prorated for the portion of such month during which this Agreement is in effect.

SECTION 5. INFORMATION AND REPORTS.

         (a) The Adviser will promptly notify FIC of any material change in any of the documents listed on Schedule 2 to this Agreement and will provide FIC with copies of any such modified document. The Adviser will also provide FIC with a list, to the best of the Adviser's knowledge, of all affiliated persons of Adviser (and any affiliated person of such an affiliated person) and will promptly update the list whenever the Adviser becomes aware of any additional affiliated persons. For purposes of this Agreement, the term "affiliated person" will have the same meaning as such term has under Section 2 of the Investment Company of 1940, as amended.

         (b) FIC will maintain books and records relating to its management of the FIC Managed Assets under its customary procedures and in compliance with applicable regulations under the 1940 Act and the Advisers Act. FIC will permit the Adviser to inspect such books and records at all reasonable times during normal business hours, upon reasonable notice. Prior to each Board meeting, FIC will provide the Adviser and the Board with reports regarding its management of the FIC Managed Assets during the interim period, in such form as may be mutually agreed upon by FIC and the Adviser. FIC will also provide the Adviser with any information regarding its management of the

         FIC Managed Assets required for any shareholder report, amended registration statement or prospectus supplement filed by any Fund with the SEC.

         (c) FIC shall promptly notify the Adviser in writing in the event that there is a change in any of FIC's principal managers providing services hereunder to the Adviser.

         (d) FIC shall promptly notify the Adviser in the event of a material change in the investment strategy or objectives of FIC with respect to the FIC Managed Assets.


SECTION 6. NONEXCLUSIVE AGREEMENT; ALLOCATION OF TRANSACTIONS.

         (a) The investment management services provided by FIC hereunder are not to be deemed to be exclusive and FIC shall be free to render similar services to other advisers, investment companies, and other types of clients.

         (b) To the extent consistent with applicable law, FIC may aggregate purchase or sell orders with respect to the FIC Managed Assets with contemporaneous purchase or sell orders of other clients of FIC or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by FIC in the manner FIC reasonably considers to be the most equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

         (c) FIC will place purchase and sell orders with respect to the FIC Managed Assets with or through such banks, brokers, dealers, futures commission merchants or other firms dealing in Securities ("Brokers") as it determines, which may include brokers that are affiliated persons of FIC, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. FIC will use its best efforts to obtain execution of transactions for the Fund at prices which are advantageous to the Fund and at commission rates that are reasonable in relation to the services received. FIC may, however, select Brokers on the basis that they provide brokerage, research or other services or products to the Fund and/or other clients of FIC and its affiliated persons. In selecting Brokers, FIC may also consider the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.

         (d) The scope of FIC's engagement by the Adviser hereunder is limited to the management of certain assets, as designated by the Adviser, of the Fund. In no event shall this Agreement be construed to give FIC an exclusive right to manage any assets of the Fund or any other investment funds of the Company and FIC hereby acknowledges that the Adviser may from time to time in its sole discretion engage one or more other persons or entities to manage all or any portion of the assets of the Fund or any other investment fund of the Company.

SECTION 7. LIMITATION OF LIABILITY.

         (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of FIC, or of reckless disregard by FIC of its obligations and duties hereunder, FIC shall not be subject to any liability to the Adviser, the Fund, the Company, any shareholder of the Fund, or to any person, firm or organization. Without limiting the foregoing, FIC shall not have any liability whatsoever for any investment losses incurred by the Fund, or arising from transactions by the Fund, prior to the date on which FIC assumes responsibility for the management of the FIC Managed Assets.

         (b) The Adviser, the Company, and the Fund are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of FIC and agree that the obligations assumed by FIC pursuant to this Agreement will be limited in any case to FIC and its assets and the Adviser, the Company, and the Fund shall not seek satisfaction of any such obligation from the shareholders of FIC, the trustees of FIC, officers, employees or agents of FIC, or any of them.

SECTION 8. TERM.

         This Agreement shall begin as of the date of its execution and shall continue in effect for a period of two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser or FIC at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement will terminate automatically with respect to the Fund in the event of its assignment (as defined in the 1940 Act) or with respect to the Fund upon the termination of the Adviser's management agreement with the Fund.

SECTION 9. LIMITED POWER OF ATTORNEY.

         Subject to any other written instructions of the Adviser or the Company, FIC is hereby appointed the Fund's agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as FIC shall be requested by brokers, dealers, counter parties and other persons in connection with its management of the FIC Managed Assets. The Adviser hereby ratifies and confirms as good and effectual, at law or in equity, all that FIC and its officers and employees may do in FIC's capacity as attorney-in-fact. However, nothing herein shall be construed as imposing a duty on FIC to act or assume responsibility for any matters in its capacity as attorney-in-fact for the Fund. Any person, partnership, corporation or other legal entity dealing with FIC in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that FIC is acting solely in the capacity as an agent of the Fund and that any such person, partnership, corporation or other legal entity must look solely to the Fund for enforcement of any claim against the Fund, as FIC assumes no personal liability whatsoever for obligations of the Fund entered into by FIC in its capacity as attorney-in-fact for the Fund.

SECTION 10. GENERAL PROVISIONS

         SECTION 10.1 NOTICES

                  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  FIC:              Federated Investment Management Company
                                    1001 Liberty Avenue
                                    Pittsburgh, PA 15222-3779
                                    Attention: Carol Kayworth
                                    Facsimile No.:  412-288-7747

                  Adviser:          BB&T Asset Management, LLC
                                    434 Fayetteville Street Mall
                                    Raleigh, NC  27601
                                    Attention:  E.G. Purcell, III
                                    Facsimile No.:  919-716-9004

         SECTION 10.2 FURTHER ASSURANCES

                  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         SECTION 10.2 WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         SECTION 10.4 ENTIRE AGREEMENT AND MODIFICATION

                  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         SECTION 10.5 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                  Neither party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as otherwise expressly provided herein, nothing contained in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         SECTION 10.6 SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         SECTION 10.7 SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         SECTION 10.8 GOVERNING LAW

                  This Agreement will be governed by the laws of the State of Pennsylvania without regard to conflicts of laws principles.

         SECTION 10.9 COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                           IN WITNESS WHEREOF, the parties hereto have caused
this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.


                                       BB&T Asset Management, LLC

                                       By:      /s/ Keith F. Karlawish
                                            -----------------------------------
                                       Title:   Senior Vice President
                                             ----------------------------------


                                       Federated Investment Management Company

                                       By:      /s/ J. Christopher Donahue
                                            -----------------------------------
                                       Title:   President - CEO/COO
                                              ---------------------------------

                     SCHEDULE 1 - FUND AND SUBADVISORY FEES

                                                SUBADVISORY FEE ON THE PORTION
                                              OF THE ASSETS DESIGNATED PURSUANT
NAME OF FUND                                              TO SECTION 1
------------                                              ------------
BB&T Intermediate Corporate Bond Fund         0.45% first $40 million;
                                              0.40% above $40 million, but
                                              not exceeding $60 million;
                                              0.30% over $60 million, but
                                              not exceeding $75 million;
                                              0.25% over $75 million, but
                                              not exceeding $250 million;
                                              0.20% over $250 million.

                         SCHEDULE 2 - FUND DOCUMENTATION

1.   Company's Declaration of Trust and Bylaws.

2. Currently effective registration statement for each class of the Fund's shares and any pending amendments to such registration statement.

3. Any supplements to any prospectus or statement of additional information for any class of the Fund's shares.

4. Schedule of the current year's Board meetings, and the reports needed by the Board.

5. In the event that FIC is instructed not to invest all of the Fund's securities in the High Income Bond Portfolio of Federated Core Trust, the Company will provide the following:

     (a) All applicable procedures and guidelines adopted by the Board or the Adviser regarding:
          -    Repurchase agreements,
          - Evaluating the liquidity of securities, include restricted securities, municipal leases and stripped U.S. government securities,
          - Segregation of liquid assets in connection with reverse repurchase agreements, firm commitments, standby commitments, short sales, options and futures agreements,
          -    Derivative contracts and securities, and
          -    Affiliated bank procedures.

     (b) Any master agreements that the Company has entered into on behalf of the Fund, including:
          -    Master Repurchase Agreement,
          -    Master Futures and Options Agreements,
          -    Master Foreign Exchange Netting Agreements, and
          -    Master Swap Agreements.

     (c)  CFTC Rule 4.5 letter

     (d)  Pricing and performance calculation entities and contact persons.

     (e) All applicable procedures and checklists required by the following exemptive rules and orders under the 1940 Act:
          -    Rule 10f-3 (relating to affiliated underwriting syndicates),
          -    Rule 17a-7 (relating to interfund transactions),

          -    Rule 17e-1 (relating to transactions with affiliated Brokers),
          - Rule 17f-4 (relating to securities held in securities depositories),
          -    Rule 17j-1 (relating to a code of ethics),
          - Release No. IC-22903 (granting an exemption for the use of "core funds"),
          - Release No. IC-22313 (granting an exemption for the purchase of affiliated money market funds)
          - Release Nos. IC-16602 and IC-19816 (granting an exemption for certain transactions with affiliated banks), and
          - Release No. IC-15243 (granting an exemption permitting the purchase of insurance from an affiliate and the settlement of claims therefrom).

                      SCHEDULE 3 - SUBADVISER DOCUMENTATION

1.   Part II of FIC's Form ADV most recently filed with the SEC.

2. All exemptive orders granted by the SEC that will become applicable to the Fund and the procedures and guidelines followed by FIC in accordance therewith.